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                                                                    EXHIBIT 99.1



                                    CONTACT: GILBERT L. DANIELSON
                                    Executive Vice President
                                    Chief Financial Officer




                                AARON RENTS, INC.

                          REPORTS RECORD FIRST QUARTER

                              REVENUES AND EARNINGS


         ATLANTA, April 28, 2003 - Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics, home appliances and accessories, today announced record revenues and earnings for the first quarter of 2003.

         The Company's results were driven by its fast-growing Aaron's Sales & Lease Ownership division, which increased revenues 31% during the quarter including a 14.1% increase in same store revenues.

         "Our Aaron's Sales & Lease Ownership division continues to perform very well," said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents, Inc. "The first quarter results were better than anticipated and we look forward to continuing growth the remainder of the year."

         For the three months ended March 31, 2003 revenues advanced 22% to a record $191.3 million compared to $156.7 million for the first quarter of 2002. Net earnings for the first quarter increased 48% to a record $8.7 million, or $.40 per share on a diluted basis, compared to $5.9 million, or $.29 per diluted share, for the same period last year.

         Systemwide revenues for the Company, which includes gross revenues of franchised stores, advanced 21% to $259.5 million for the quarter versus $215.3 million a year ago. Systemwide revenues is calculated by adding Company revenues determined in accordance with GAAP of $191.3 million to the revenues of the Company's franchisees of $71.8 million, and subtracting the Company's royalty revenues of $3.6 million. Franchisee revenues however are not revenues of Aaron Rents, Inc.

Same store revenues (revenues earned in stores operated for the entirety of both periods) in the Aaron's Sales & Lease Ownership division increased 14.1% during the first quarter of 2003 compared to first quarter of 2002. Same store revenues increased 6.6% for stores open over two years in both the first quarter of 2003 and 2002.

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The Aaron's Sales & Lease Ownership division increased its store count during the first quarter by 21 stores, 13 Company-operated stores and eight franchised stores, bringing the total of stores open at March 31 to 665. At the end of March the Company also had 70 rent-to-rent stores open.

During the first quarter the Company's Sight & Sound stores negatively affected earnings by approximately $.06 per diluted share. Subsequent to the end of the quarter, the Company converted six of the 25 Sight & Sound stores to traditional Aaron's Sales & Lease Ownership stores. In addition, seven other Sight & Sound stores will be closed with the store's lease volume transferred to nearby existing Aaron's stores. With the reduction in stores open, the Company expects the negative financial impact from the Sight & Sound stores to diminish in future quarters.

"Our outlook for 2003 is recording revenues during the year in the range from $730 million to $750 million with systemwide revenues exceeding $1 billion," Mr. Loudermilk continued. "We expect diluted earnings per share in the second quarter to be in the range of $.38 to $.40 per share, and continue to expect to earn between $1.55 and $1.65 per diluted share for the full year of 2003." Systemwide revenues is calculated by adding Company revenues determined in accordance with GAAP of $730 million to over $750 million to the revenues of the Company's franchisees of $263 million to over $284 million, and subtracting the Company's royalty revenues of $13.2 million to over $14.2 million. Franchisee revenues however are not revenues of Aaron Rents, Inc.

Aaron Rents will hold a conference call to discuss its quarterly financial results on Tuesday, April 29, 2003, at 10:00 am Eastern time. The public is invited to listen in to the conference call by webcast accessible through our website, www.aaronrents.com, in the "Investor Relations" section. The webcast will be archived for playback at that same site.

Aaron Rents, Inc., based in Atlanta, currently has more than 740
Company-operated and franchised stores across the United States and Puerto Rico for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 10 facilities in four states.

         NOTE: FORWARD-LOOKING STATEMENTS IN THIS NEWS RELEASE ARE BASED ON CURRENT EXPECTATIONS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THE EXPECTATIONS DUE TO SUCH FACTORS AS CHANGES IN GENERAL ECONOMIC CONDITIONS, COMPETITION, PRICING, CUSTOMER DEMAND AND OTHER ISSUES.

         "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS NEWS RELEASE REGARDING AARON RENTS, INC.'S BUSINESS WHICH ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING STATEMENTS" THAT INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES, SEE "CERTAIN FACTORS AFFECTING FORWARD LOOKING STATEMENTS" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 2002, WHICH DISCUSSION IS INCORPORATED HEREIN BY THIS REFERENCE.


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                       AARON RENTS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     (UNAUDITED)
                                                  THREE MONTHS ENDED
                                                      MARCH 31,
                                           2003                      2002
                                           ----                      ----
Revenues:
   Rentals and Fees                       $131,037                $112,502
   Retail Sales                             23,038                  17,015
   Non-Retail Sales                         31,557                  22,463
   Other                                     5,628                   4,683
      Total                                191,260                 156,663

 Costs and Expenses:
   Retail Cost of Sales                     16,855                  12,378
   Non-Retail Cost of Sales                 29,402                  20,828
   Operating Expenses                       83,119                  73,134
   Depreciation of Rental
       Merchandise                          46,389                  39,700
   Interest                                  1,588                   1,166
      Total                                177,353                 147,206

Earnings Before Taxes                       13,907                   9,457

Income Taxes                                 5,159                   3,536

Net Earnings                                $8,748                  $5,921

Earnings Per Share                            $.40                    $.30

Earnings Per Share
  Assuming Dilution                           $.40                    $.29

Weighted Average
  Shares Outstanding                        21,685                  19,912

Weighted Average
  Shares Outstanding
  Assuming Dilution                         21,942                  20,192

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                           SELECTED BALANCE SHEET DATA
                                 (IN THOUSANDS)

                                      (Unaudited)
                                       March 31,             December 31,
                                         2003                   2002
                                         ----                   ----
Cash                                   $  4,777                $     96
Accounts Receivable                      26,811                  26,973
Rental Merchandise, Net                 318,870                 317,287
Property, Plant and
  Equipment, Net                         88,214                  87,094
Total Assets                            491,753                 483,648

Bank Debt                                                         7,325
Senior Notes                             50,000                  50,000
Total Liabilities                       202,011                 203,103
Shareholders' Equity                    289,742                 280,545


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